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                                                                    Exhibit 99.1

                          [LETTERHEAD OF ITRON, INC.]

FOR  IMMEDIATE  RELEASE

                      ITRON TO ACQUIRE LINESOFT CORPORATION
                Itron Expands Presence In The Utility Market With
              The Acquisition Of Software And Engineering Services

SPOKANE, WA. -- February 15, 2002 -- Itron, Inc., (NASDAQ:ITRI), a leading technology provider and source of knowledge to the energy and water industries for collecting, analyzing, and applying critical data about electric, gas, and water usage, today announced an agreement to acquire LineSoft Corporation for $42 million in cash and stock. LineSoft is a leading provider of software solutions and engineering consulting services for optimizing utility transmission and distribution systems.

"The acquisition of LineSoft is a major step to broaden Itron's mission of helping utilities optimize the delivery and use of energy and water," said LeRoy Nosbaum, Itron CEO. "For some time Itron has talked about moving beyond data collection and information creation for meter reading. LineSoft will give Itron a suite of new products, principally design tools, that can help utilities design new transmission and distribution lines as well as upgrade existing facilities."

LineSoft is a privately held company, based in Spokane, Washington, that licenses and sells, primarily to electric utilities, the following:

  . Software seat licenses and software services for the efficient design, construction and maintenance of transmission and distribution lines and distribution substations, including new construction, upgrades and maintenance,

  .   Engineering design services for transmission and distribution lines, and

  . Utility pole joint use services, which help utilities keep track of what is attached to existing distribution poles, what can be added to them and whether or not the poles are in compliance with existing codes and safety regulations.

"LineSoft is at the right time and the right place with software and services that are critical for helping utilities deal with rapidly increasing economic pressures to optimize assets, people and budgets. Itron's sales channels, marketing and brand position in the utility market will considerably increase the industry's awareness of LineSoft's product and service offering. The combination of Itron's data gathering and communication expertise with LineSoft's transmission and distribution system expertise will result in powerful solutions that give utilities the knowledge they need to more closely match distribution resources with distribution needs."

LineSoft President, CEO, and Founder Fred A. Brown agrees that Itron is ideally positioned to broadly serve the utility industry. "Over the years LineSoft customers have embraced our T&D

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design solutions and engineering know-how, and I'm proud to say we've consistently exceeded their solution expectations. Bringing these two companies together is a great move for LineSoft and Itron customers and employees."

About the Transaction:

  . The total purchase price is $42 million, subject to additional earnout payments to LineSoft shareholders in the event that revenue hurdles in 2002 to 2004 are significantly exceeded.

  . Half of the purchase price will be paid in cash and half in Itron common stock at closing. Any earnout payments will also be paid half in cash and half in Itron common stock.

  . The number of Itron shares to be issued at closing will be based on the average price of Itron stock prior to closing, subject to a minimum and maximum per share price of $22 to $32.

  . The transaction has been approved by both Itron's and LineSoft's Board of Directors, and is subject to customary closing conditions.

  .   The transaction is expected to close in March 2002.

Impact of the Transaction on Itron's Previously Issued Guidance:

  . Prior to this transaction, Itron projected a revenue range for 2002 of $248 to $260 million, which represents 10-15% growth over 2001, and an EPS range of $.88 to $.95 per diluted share, which represents 20-30% growth over 2001.

  . In 2002, the acquisition is expected to result in an additional $16 to $20 million in revenues.

  . In 2002, Itron will write-off of approximately $7 million of in-process R&D, and will report approximately $3.0 million more in amortization of intangibles in connection with the acquisition.

  . In 2002, excluding the write-off of in-process R&D, and the amortization of intangibles, the acquisition is expected to be breakeven to moderately dilutive to the above guidance.

  . In 2003, the acquisition is expected to be moderately accretive, inclusive of additional intangible amortization.

Wachovia Securities is acting as Itron's financial advisor, and Harris Williams & Co. is acting as financial advisor to LineSoft.

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"Given that LineSoft is also Spokane-based, organizational integration synergies should be more manageable than most acquisitions," said Nosbaum. "We are delighted with the exceptional talent and expertise of the LineSoft employees and look forward to having them become a part of Itron's team."

About Itron

Itron Inc. (NASDAQ:ITRI) is a leading technology provider and source of knowledge to the energy and water industry for collecting, analyzing, and applying critical data about electric, gas, and water usage. Itron technology touches more than $200 billion in energy and water transactions annually. Today, Itron systems are installed at more than 2,000 utilities in over 45 countries around the world and are being used to collect data from 275 million electric, gas, and water meters. Of those, more than 850 customers use Itron's radio and telephone-based technology to automatically collect information from over 20 million of those meters. Itron's software systems are also in use at a number of the newly created wholesale energy markets in the U.S. and Canada to provide critical billing and settlement systems for the power flowing into and out of those deregulating markets. Knowledge to Shape Your Future - that's Itron.

About LineSoft

LineSoft, a privately held company located in Spokane, Washington, has been providing innovative engineering design software applications and consulting services to the utility industry since 1988. LineSoft has more than 130 customers in 14 countries around the world. LineSoft generated approximately $14 million in revenue in 2001, and has been growing revenue in excess of 50% since 1999. LineSoft's major shareholders include its Founder Fred A. Brown and OCM/GFI Power Opportunities Fund.

     This release contains forward-looking statements concerning Itron's operations, economic performance, sales, earnings growth and cost reduction programs. These statements reflect the Company's current plans and expectations and are based on information currently available to it. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause the Company's actual results to vary materially from those anticipated. Risks and uncertainties include the timing of this transaction closing, the rate and timing of customer demand and signing of orders for the Company's products, the ability of the Company to effectuate additional initiatives for improving growth and profitability, including expected transaction synergies, changes in law and regulation (including FCC licensing actions), and other factors which are more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and Forms 10-Q for the 2001 quarters on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

For additional information, contact:
Mima Scarpelli
Vice-president, Investor Relations and Corporate Communications
(509) 891-3565
mima.scarpelli@itron.com
Itron's website can be found at www.itron.com
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